UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2025

Silvaco Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42043	27-1503712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
Silvaco Group Inc.
4701 Patrick Henry Drive, Building #23
Santa Clara, CA 95054
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (408) 567-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SVCO	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2025, Silvaco Group, Inc. (the “Company”) announced that Christopher Zegarelli will join the Company as its Chief Financial Officer, effective on September 15, 2025 (the “Effective Date”).

Mr. Zegarelli, 51, has served as Senior Vice President Finance at Infineon Technologies AG, a global semiconductor manufacturing company since October 2023. He served as Chief Financial Officer of GaN Systems Inc., a global leader in GaN power semiconductors, from June 2021 until its acquisition by Infineon in October 2023.  He served as Chief Financial Officer of Thermal Engineering International Inc. from 2019 to 2021, and as Chief Financial Officer of indie Semiconductor from 2016 to 2019. Mr. Zegarelli has extensive experience in the semiconductor industry, having served in progressively senior roles at Intel Corporation, Qualcomm Incorporated, and Broadcom Inc. Mr. Zegarelli has a B.A. in Russian and International Economics from Middlebury College and an MBA in Finance and Strategy from the University of Michigan.

In connection with his appointment, the Company and Mr. Zegarelli have executed an offer letter. The following is a summary of the terms and conditions of Mr. Zegarelli’s employment.

Mr. Zegarelli will receive a base annual salary of $450,000. He is also eligible to receive a sign-on bonus of $400,000, which shall be paid in two $200,000 installments. The first installment, which is subject to repayment in the event of his voluntary resignation or termination for cause prior to January 1, 2027, will be paid to Mr. Zegarelli within 30 days of the Effective Date. Mr. Zegarelli will be eligible to receive the second installment upon achievement of the Company’s fiscal 2026 annual operating plan revenue and profit targets at or above 100% of plan, subject to his continued service in good standing through December 31, 2026.

Mr. Zegarelli is eligible to receive an annual incentive target of 60% of his base salary for each Company fiscal year, prorated for the Company’s fiscal year 2025. Payment of the incentive will be based on company-wide performance, and payment of any incentive amount is ultimately at the discretion of the Board of Directors and is not guaranteed.
Mr. Zegarelli will additionally receive an amount of Restricted Stock Units (“RSUs”) corresponding to an $2,300,000 equity value, with 1/4 vesting on the first anniversary of the grant date, and 1/16 vesting each quarter thereafter such that the award will be fully vested on the fourth anniversary of the grant date.

Mr. Zegarelli will be eligible to participate in the Company’s Executive Severance Plan, the current version of which have been previously filed by Company. The Company will enter into an indemnification agreement with Mr. Zegarelli on his employment start date.

There are no arrangements or understandings between Mr. Zegarelli and any other person pursuant to which he was appointed, nor are there any family relationships between Mr. Zegarelli and any of the Company’s directors or executive officers. Mr. Zegarelli does not have any material interest in any transactions, relationships or arrangements with the Company that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Item 7.01 Regulation FD Disclosure.

On September 4, 2025, the Company issued a press release announcing the matters described in Item 5.02. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information set forth under this Item 7.01 is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration document or other document filed by the Company.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.
Not applicable.

(b) Pro Forma Financial Information.
Not applicable.

(c) Shell Company Transactions.
Not applicable.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Silvaco Group, Inc. dated September 4, 2025
104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVACO GROUP, INC.

Date: September 5, 2025	By:	/s/ Candace Jackson
Candace Jackson
SVP, General Counsel and Corporate Secretary